Exhibit 99.1

KD RESEARCH SYSTEMS, LLC

2011 EQUITY INCENTIVE PLAN

SECTION 1.    INTRODUCTION.

The KD Research Systems, LLC 2011 Equity Incentive Plan became effective upon its adoption by the Company’s Board of Managers on the Effective Date, and must be approved by the members of the Company, when required by applicable laws, within twelve (12) months following such date. If the Company’s members do not approve this Plan, no Awards will be granted under this Plan.

The purpose of the Plan is to promote the long-term success of the Company and the creation of member value by offering designated Employees and Consultants an opportunity to share in such long-term success by acquiring a proprietary interest in the Company. The Plan seeks to achieve this purpose by providing for discretionary long-term incentive awards in the form of Awards.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or Membership Interest Unit Agreement.

SECTION 2.    DEFINITIONS.

(a)        “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b)        “Award” means any award of Membership Interest Unit under the Plan.

(c)        “Board” means the Board of Managers of the Company, as constituted from time to time.

(d)        “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

(e)        “Change In Control” means, except as may otherwise be provided in a Participant’s employment agreement or Membership Interest Unit Agreement, the occurrence of any of the following:

(i)        A change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(ii)      The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s members which the Board does not recommend such members accept.

(f)        “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(g)        “Committee” means a committee described in Section 3.

(h)        “Company” means KD Research Systems, LLC, a Delaware limited liability company.

(i)        “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Manager.

(j)        “Corporate Transaction” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, the occurrence of any of the following member approved transactions:

(i)        The consummation of a consolidation or other acquisition of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not members of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)      The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(k)        “Disability” means that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(l)        “Effective Date” means December 12, 2011, the date the Plan was adopted by the Company’s Board.

(m)        “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(n)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)        “Fair Market Value” means the market price of a Membership Interest as determined in good faith by the Committee. The Fair Market Value shall be determined by the following:

(i)        If the Interests were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question; or

(ii)      if the Membership Interest is listed on the New York Stock Exchange or the American Membership Interest on the date in question, the Fair Market Value is the closing selling price for the Membership Interest as such price is officially quoted in the composite tape of transactions on the exchange determined by the Committee to be the primary market for the Membership Interest for the date in question; provided, however, that if there is no such reported price for the Membership Interest for the date in question under (i) or (ii), then if available such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(p)        “Fiscal Year” means the Company’s fiscal year.

(q)        “Grant” means any grant of an Award under the Plan.

(r)        “Interest” means one allotment of Membership Interest, as adjusted pursuant to Sections 6 and 7, and any successor security.

(s)        “Manager” means a member of the Board.

(t)        “Membership Interest” means the membership interest of the Company.

(u)        “Membership Interest Unit” means a bookkeeping entry representing the equivalent of one Interest, as awarded under the Plan.

(v)        “Membership Interest Unit Agreement” means the agreement described in Section 6 evidencing each Award of a Membership Interest Unit.

(w)        “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(x)        “Participant” means an individual or estate or other entity that holds an Award.

(y)        “Plan” means this KD Research Systems, LLC 2011 Equity Incentive Plan, as it may be amended from time to time.

(z)        “SEC” means the Securities and Exchange Commission.

(aa)      “Securities Act” means the Securities Act of 1933, as amended.

(bb)      “Service” means service as an Employee, Manager or Consultant. A Participant’s Service does not terminate when continued service crediting is required by applicable law. Service terminates in any event when an approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(cc)      “Specified Employee” means an Employee, Manager or Consultant who has been selected by the Committee to receive a Membership Interest Unit under the Plan.

(dd)      “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 3.    ADMINISTRATION.

(a)        General. The Board or a Committee appointed by the Board shall administer the Plan. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

(b)        Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting Specified Employees who are to receive Awards under the Plan;
(ii)	determining the type, number, vesting requirements and other features and conditions of such Awards and amending such Awards;
(iii)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award agreement;
(iv)	accelerating the vesting of Awards at any time and under such terms and conditions as it deems appropriate;
(v)	interpreting the Plan;
(vi)	making all other decisions relating to the operation of the Plan; and
(vii)

adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by Participants of the Company and its Subsidiaries and Affiliates who reside outside the U.S., which plans and/or subplans shall be attached hereto as Appendices.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)        Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Membership Interest Unit Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Formation, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.     GENERAL.

(a)        General Eligibility. Only Employees, Manager and Consultants shall be eligible to receive Membership Interest Units under the Plan.

(b)        Restrictions on Interests. Any Interests issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Interests generally and shall also comply to the extent necessary with applicable law. In no event shall the Company issue fractional Interests under this Plan.

(c)        Beneficiaries. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(d)        No Rights as a Member. A Participant, or a transferee of a Participant, shall have no rights as a member with respect to any Membership Interest covered by an Award until such person has satisfied all of the terms and conditions to receive such Membership Interest, has satisfied any applicable withholding or tax obligations relating to the Award and the Interests have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(e)        Termination of Service. Unless the applicable Award agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Award): upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration and the vested portions of any outstanding Membership Interest Units shall be settled upon termination.

(f)        Information Delivery. When required to comply with Section 260.140.41(h) of Title 10 of the California Code of Regulations, the security holders to whom such information is required to be provided shall be provided the information required by Section 260.140.46 of Title 10 of the California Code of Regulations not less frequently than annually.

SECTION 5.    INTERESTS SUBJECT TO PLAN AND INTEREST LIMITS.

(a)        Basic Limitation. The aggregate number of Interests reserved for Awards under the Plan shall not exceed 1,500,000 Interests, subject to adjustment pursuant to Section 7 and, when required, compliance with the member approval requirements of Section 260.140.45 of Title 10 of the California Code of Regulations.

(b)        Additional Interests. If Awards are forfeited or are terminated for any other reason before being settled, then the Interests underlying such Awards shall again become available for Awards under the Plan.

SECTION 6.    TERMS AND CONDITIONS OF MEMBERSHIP INTEREST UNITS.

(a)        Membership Interest Unit Agreement. Each grant of Membership Interest Units under the Plan shall be evidenced and governed exclusively by a Membership Interest Unit Agreement between the Specified Employee and the Company. Such Membership Interest Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Membership Interest Unit Agreement (including without limitation any performance conditions). The provisions of the various Membership Interest Unit Agreements entered into under the Plan need not be identical. Membership Interest Units may be granted in consideration of a reduction in the Specified Employee’s other compensation.

(b)        Number of Interests. Each Membership Interest Unit Agreement shall specify the number of Interests to which the Membership Interest Unit Grant pertains and shall be subject to adjustment of such number in accordance with Section 7.

(c)        Payment for Membership Interest Units. Membership Interest Units shall be issued without consideration.

(d)        Vesting Conditions. Unless the applicable Membership Interest Unit Agreement provides otherwise, each Membership Interest Unit shall vest with respect to 25% of the Interests subject to the Membership Interest Unit upon completion of each year of Service on each of the first through fourth annual anniversaries of the vesting commencement date.

(e)        Voting Rights. The holders of Membership Interest Units shall have no voting rights.

(f)        Form and Time of Settlement. Settlement of vested Membership Interest Units may be made in the form of (i) cash, (ii) Interests or (iii) any combination of both, as determined by the Committee at the time of grant of the Membership Interest Units, in its sole discretion. Methods of converting Membership Interest Units into cash may include (without limitation) a method based on the average Fair Market Value of Interests over a series of trading days. Vested Membership Interest Units may be settled in a lump sum or in installments, provided, however, that any settlement of vested Membership Interest Units in installments shall be exempt from or otherwise comply with the provisions regarding deferred compensation set forth in Section 409A of the Code. The distribution may occur or commence when the vesting conditions applicable to the Membership Interest Units have been satisfied or have lapsed, in accordance with applicable law, to any later date. Until an Award of Membership Interest Units is settled, the number of such Membership Interest Units shall be subject to adjustment pursuant to Section 7.

(g)        Creditors’ Rights. A holder of Membership Interest Units shall have no rights other than those of a general creditor of the Company. Membership Interest Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Membership Interest Unit Agreement.

(h)        Modifications or Assumption of Membership Interest Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Membership Interest Units or may accept the cancellation of outstanding Membership Interest Units (including membership interest units granted by another issuer) in return for the grant of new Membership Interest Units for the same or a different number of Interests and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, no modification of a Membership Interest Unit shall, without the consent of the Specified Employee, impair his or her rights or obligations under such Membership Interest Unit.

(i)        Assignment or Transfer of Membership Interest Units. Except as otherwise provided in the applicable Membership Interest Unit Agreement and then only to the extent permitted by applicable law, Membership Interest Units shall not be anticipated, assigned, attached garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 6(i) shall be void. However, this Section 6(i) shall not preclude a Specified Employee from designating a beneficiary who will receive any outstanding vested Membership Interest Units in the event of the Specified Employee’s death, nor shall it preclude a transfer of vested Membership Interest Units by will or by the laws of descent and distribution.

SECTION 7.    PROTECTION AGAINST DILUTION.

(a)        Adjustments. In the event of a subdivision of the outstanding Interests, a declaration of a dividend payable in Interests, a declaration of a dividend payable in a form other than Interests in an amount that has a material effect on the price of Interests, a combination or consolidation of the outstanding Interests (by reclassification or otherwise) into a lesser number of Interests, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments to the following:

(i)         the number of Interests and the kind of securities available for future Awards under Section 5; or

(ii)        the number of Interests and the kind of securities covered by each outstanding Award.

(b)        Participant Rights. Except as provided in this Section 7, a Participant shall have no rights by reason of any issue by the Company of membership interest of any class or securities convertible into membership interest of any class, any subdivision or consolidation of membership interest of any class, the payment of any dividend or any other increase or decrease in the number of membership interest of any class. If by reason of an adjustment pursuant to this Section 7 a Participant’s Award covers additional or different membership interest or securities, then such additional or different membership interest and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Interests subject to the Award prior to such adjustment.

(c)        Fractional Interests. Any adjustment of membership interest pursuant to this Section 7 shall be rounded down to the nearest whole number of Interests. Under no circumstances shall the Company issue fractional membership interest and no consideration shall be provided as a result of any fractional membership interest not being issued or authorized.

SECTION 8.    EFFECT OF A CORPORATE TRANSACTION.

(a)        Corporate Transaction. In the event that the Company is a party to a Corporate Transaction, outstanding Awards shall be subject to the applicable agreement of merger, reorganization, or sale of assets. Such agreement may provide, without limitation, for the assumption, conversion, adjustment, replacement and/or substitution of outstanding Membership Interest Units by the surviving corporation or its parent with substantially similar membership interests, stock units, securities, shares of stock or other property of the surviving corporation or its Parent which, if applicable, generally preserves the spread existing on the unvested portions of such outstanding Awards at the time of the Corporate Transaction and contains other provisions generally no less favorable to such Participant than those that applied to such outstanding Membership Interest Units immediately prior to such Corporate Transaction, for the replacement of outstanding Membership Interest Units with a cash incentive program of the surviving corporation which, if applicable, preserves the spread existing on the unvested portions of such outstanding Awards at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting provisions applicable to those Awards, or for the cancellation of outstanding Membership Interest Units, with or without consideration, in all cases without the consent of the Participant.

(b)        Acceleration. The Committee may determine, at the time of grant of an Award or thereafter, that such Award shall become fully vested as to all Interests subject to such Award in the event that a Corporate Transaction or a Change in Control occurs. Unless otherwise provided in the applicable Award agreement, in the event that a Corporate Transaction occurs and any outstanding Membership Interest Units are not assumed, converted, adjusted, substituted, or replaced with a cash incentive program pursuant to Section 8(a), then such Membership Interest Units shall terminate and cease to be outstanding.

(c)        Dissolution. To the extent not previously settled, Membership Interest Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 9.    LIMITATIONS ON RIGHTS.

(a)        No Entitlements. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or manager of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Formation and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b)        Member’s Rights. A Participant shall have no dividend rights, voting rights or other rights as a member with respect to any Interests covered by his or her Award prior to the issuance of such Interests (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Interests are issued, except as expressly provided in Section 7.

(c)        Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Interests or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Interests or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Interests or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 10.    WITHHOLDING TAXES.

(a)        General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Interests or make any cash payment under the Plan until such obligations are satisfied.

(b)        Unit Withholding. If a public market for the Company’s Interests exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Interest that otherwise would be issued to him or her or by surrendering or attesting to all or a portion of any Interest that he or she previously acquired. Such Interest shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Interests to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through a sale of Interests underlying the Award.

SECTION 11.    DURATION AND AMENDMENTS.

(a)        Term of the Plan. The Plan shall become effective upon its approval by Board, subject to the approval of the Company’s members in compliance, when required, with Section 260.140.41(g) of Title 10 of the California Code of Regulations. The Plan shall terminate on the ninth anniversary of the date of approval by the Company’s members and may be terminated on any earlier date pursuant to this Section 11.

(b)        Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Award previously granted under the Plan without the Participant’s consent. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the

Plan shall be subject to the approval of the Company’s members only to the extent such approval is otherwise required by applicable laws, regulations or rules.